Exhibit 10.10

FIVE OAKS INVESTMENT CORP.

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”) made as of the 1st day of June, 2012 (the “Effective Date”) by and among the following parties (the “Parties”):

1.                                      Five Oaks Investment Corp., a corporation organized under the laws of Maryland, with its principal place of business at 641 Lexington Avenue, Suite 1432, New York, NY  10022 (a “Client”);

2.                                      Oak Circle Capital Partners LLC, a New York state limited liability corporation, with its principal place of business at 641 Lexington Avenue, Suite 1432, New York, NY  10022 (the “Manager”); and

3.                                      Stone Coast Fund Services LLC, a Maine limited liability company with its principal place of business at Two Portland Square, 6th Floor, Portland, ME 04101  (“Stone Coast”)

R-E-C-I-T-A-L-S

WHEREAS, the Client is organized as a pooled investment vehicle electing to be treated as a real estate investment trust for tax purposes, and the objective of the Client is to seek current return or long-term appreciation through direct or indirect investment in securities or other assets;

WHEREAS, the operations of the Client are managed by the Manager;

WHEREAS, as further detailed in its Offering Documents (as defined below), the Client intends to offer Interests (as defined below) to investors (“Interestholders”); and

WHEREAS, the Client and the Manager desire to appoint Stone Coast to provide the services set forth in Section 1(a) below in relation to that Client and the Interests therein, and Stone Coast desires to accept such appointment on the terms and conditions stated herein,

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client, the Manager and Stone Coast hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS; DEFINITIONS

(a)                                 Appointment and Services.  The Client and the Manager each appoint Stone Coast to provide the Accounting Services set forth with respect to such Client in Appendix 1, (the “Services”), and Stone Coast agrees to provide the Services in accordance with the terms set forth in this Agreement, including the Appendix and Schedules attached hereto, which are incorporated herein by reference, and in accordance with the Procedures (as defined below).

(b)                                 Document Delivery; Evidence of Approval. In connection therewith, the Client shall deliver to Stone Coast copies of the following:

(i)                                     the current prospectuses, private placement memoranda, subscription agreements, partnership agreements and/or other offering documents of the Client (collectively, as currently in effect and as amended or supplemented, its “Offering Documents”); and

(ii)                                  all procedures (if any) as currently in effect and as prospectively and summarily adopted pursuant to Section 2(b) of this Agreement (the “Procedures”) adopted by the Parties with respect to the subject matter of this Agreement not set out in its Organic Documents, as defined below, and/or Offering Documents.  It is agreed that Procedures shall be given effect only to the extent that they supplement, but are consistent with, its Organic Documents, its Offering Documents, and with Generally Accepted Accounting Principles of the United States (“GAAP”).

The Client shall promptly furnish Stone Coast with all amendments to its Offering Documents and Procedures.

(c)                                  Initial Funds; Additional Funds. The initial Client with respect to which Stone Coast shall provide Services is specified in Schedule 1.  The addition or deletion of subsequent Clients will be covered by this Agreement pursuant to the terms set out in Section 11.

(d)                                 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounting Services” means the services set forth in Appendix 1 hereto.

“Advisor Data” has the meaning set forth in Section 7(c).

“Affiliate” means a Person that is controlled by, controls, or is under common control with another Person, where “control” of a Person means (a) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (b) the right to control the appointment of the board of directors, management or executive officers of that Person.

“Authorized Person” has the meaning set forth in Section 2(d).

“Business Day” has the meaning set forth in Section 2(c).

“Client” has the meaning set forth in the preamble to this Agreement and shall include any Client added to this Agreement pursuant to Section 11.

“Client Information” has the meaning set forth in Section 7(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee” has the meaning set forth at Section 6(d) to this Agreement.

“Foreign Person” means, with respect to the United States, a nonresident alien individual, a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, a foreign branch or office of a U.S. financial institution or U.S. clearing organization, or any other person that is not a U.S. person as defined from time to time by the United States Internal Revenue Service.

“GAAP” means Generally Accepted Accounting Principles of the United States.

“Governing Body” means the Person governing the operations of each Client (e.g., if a Client is a corporation, the board of directors; if a Client is a limited partnership, the general partner; if a Client is a limited liability company, the manager or managing member).

“Indemnitee” has the meaning set forth at Section 4(b).

“Indemnitor” has the meaning set forth in Section 4(c).

“Instructions” has the meaning set forth in Section 2(d).

“Interests” means securities, in material or dematerialized form, representing an interest in a portfolio of investments, issued in the form applicable to a Client’s entity type (e.g., if a Client is a corporation, then its issued Interests will be shares; if a Client is a limited partnership, its Interests will be partnership interests; if a limited liability company, then membership interests, etc.).

“Interestholder” has the meaning set forth in the recitals to this Agreement.

“Investment Methods” has the meaning set forth in Section 7(c).

“Manager” has the meaning set forth in the preamble to this Agreement.

“Materials” has the meaning set forth in Section 6(c).

“NAV” has the meaning set forth in Appendix I.

“Offering Documents” has the meaning set forth in Section 1(b).

“Organic Documents” means the documents pursuant to which the Client was formed as a legal entity in its jurisdiction, as amended from time to time.

“Person” shall mean any natural person or incorporated or unincorporated entity, including a partnership.

“Procedures” has the meaning set forth in Section 1(b).

“Proprietary Information” has the meaning set forth in Section 7(b).

“Services” has the meaning set forth in Section 1(a).

“Stone Coast” has the meaning set forth in the preamble to this Agreement.

“Withholding Agent” means any person or entity who, as described in United States Internal Revenue Service Publication 515 or pursuant to other authority, has an obligation to report to the Internal Revenue Service, or withhold taxes on, the U.S. source income of Foreign Persons.

Other capitalized terms used but not defined herein shall have the meanings set forth herein and in Appendices 1 and 2 hereof.

SECTION 2.  TERMS AND CONDITIONS RELATED TO STONE COAST’S SERVICES

(a)                                 Responsibility for Compliance with Law.  Nothing contained herein shall be construed to require Stone Coast to perform any service that could cause Stone Coast to be deemed an investment adviser or that could cause a Client to act in contravention of the Client’s Organic Documents, its Offering Documents or the Procedures or any provision of law in any jurisdiction.  Except as otherwise specifically provided herein, the Client assumes all responsibility for ensuring that said Client complies with all applicable requirements of any laws, rules and regulations of governmental authorities with jurisdiction over it.

(b)                                 Procedures.  Stone Coast shall perform such record-keeping, reporting and other tasks for the Client as may be specified herein using its best judgment and in material compliance with the Procedures; provided, that Stone Coast need not begin performing any new task(s), and need not perform any task(s) in a materially different or materially more burdensome manner, due to an amendment to the then-current Procedures except upon agreement by Stone Coast and pursuant to mutually acceptable compensation agreements and, with respect to any Procedures not delivered to Stone Coast as of the date of this Agreement, Stone Coast’s approval of any such Procedures.

(c)                                  Service Days.  Nothing contained in this Agreement is intended to or shall require Stone Coast, in any capacity under this Agreement, to perform any functions or duties on any day other than a day on which a Client is authorized to trade in securities and/or accept subscriptions and redemptions of its Interests (a “Business Day”).  Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by law, rule or regulation.

(d)                                 Authorized Persons Instructions.  Those officers or agents of a Client and the Manager and their respective affiliates who are authorized by that Client and/or the Manager to deliver written and/or oral instructions to Stone Coast on behalf of the Client with respect to the subject matter of this Agreement (“Authorized Persons”) shall include:  (i) those persons listed on Schedule 2 hereto and (ii) any officer of the Client or the Manager.  Authorized Persons may be authorized to deliver instructions relating to all or only some matters under this Agreement, provided that Stone Coast shall not be deemed to be notified of any limit on an Authorized Person’s authority unless notified in writing.  The Client’s Governing Body may change the list of Authorized Persons at any time upon delivery of written Instructions to Stone Coast.  Stone Coast shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof is properly executed.

As used in this Agreement, oral and written instructions include an instruction delivered in electronic format by machine readable input, CRT data entry or other similar means and transmitted to Stone Coast in person or by telephone, telecopy, vocal telegram or other electronic means (collectively, “Instructions”).

(e)                                  Appointment of Agents. Stone Coast shall have full power to appoint agents in jurisdictions other than its current jurisdiction, provided that any such agent and the terms on which it is to be appointed shall have been approved in writing by the applicable Client; provided, however, that Stone Coast may appoint an affiliate as its agent to provide Services without the consent or approval of the Client(s) or the Manager; provided that Stone Coast provides notice of such appointment to the Client prior to such appointment and remains fully responsible for the acts and omissions of such affiliate, subject to the standards set forth in this Agreement, as if it were acting (or omitting action) itself.

(f)                                   Certain Powers.   Stone Coast may act as administrator, fund accountant and/or transfer agent for any other Person on such terms as may be arranged with such Person and shall not be deemed to be affected with notice of or to be under any duty to disclose to any Client any fact or thing which may come to the knowledge of Stone Coast or any agent of Stone Coast in the course of so doing or in any manner whatever otherwise than in the course of carrying out the duties of administrator hereunder.

SECTION 3.  RECORDKEEPING

(a)                                 Detailed Records.  Stone Coast shall prepare and maintain on behalf of the Client the books and records detailed in the applicable Appendix and such other records as may be agreed from time to time by Stone Coast and the Client in writing.

The books and records maintained shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable law where Stone Coast is doing business and as may be agreed upon from time to time by Stone Coast and the Clients in writing.

(b)                                 Ownership of Books and Records.  The books and records pertaining to the Client that are in the possession of Stone Coast shall be the property of the Client.  The Client, the Client’s authorized representatives and regulatory authorities with jurisdiction over the Client or the Manager shall have access to such books and records at all times during Stone Coast’s normal business hours.  Upon the reasonable request of the Client or such authorized representatives, copies of any such books and records shall be provided promptly by Stone Coast at the Client’s expense to the Client or the authorized representative.  In the event the Client designates a successor to assume any of Stone Coast’s obligations hereunder, Stone Coast shall, at the expense and direction of the Client, at a mutually agreed upon cost, transfer to such successor all relevant books, records and other data established or maintained by Stone Coast pursuant to this Agreement, subject to the payment by the Client of unpaid and undisputed amounts due to Stone Coast hereunder.

SECTION 4.  STANDARD OF CARE; INDEMNIFICATION; RELIANCE

(a)                                 Standard of Care; Required Actions; Limitation of Liability.  Stone Coast shall not be liable to any Client or to the Manager, or to any of such Parties’ Interestholders, directors, officers, or employees, for any action or inaction of Stone Coast relating to any event whatsoever in connection with the subject matter of this Agreement in the absence of (i) fraud or dishonesty by Stone Coast in the performance of Stone Coast’s duties or obligations under this Agreement or (ii) the gross negligence or reckless disregard by Stone Coast of its duties and obligations under this Agreement.  Stone Coast shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Stone Coast in writing.  Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Stone Coast to any Client or to the Manager for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the lesser of $100,000 or twelve times the fees received by Stone Coast under this Agreement during the month immediately prior to the date of such loss or damage.

(b)                                 Indemnification.  The Client and the Manager severally agree to indemnify and hold harmless Stone Coast, any Person who is an Affiliate of Stone Coast, and Stone Coast’s employees, agents, directors and officers (“Indemnitees”) against any liability, actions, proceedings, claims, demands, costs or expenses whatsoever they or any of them may incur or be subject to in consequence to this Agreement or as a result of the performance of the functions and Services provided for hereunder or as a result of the performance of any functions and Services delegated or subcontracted in accordance with this Agreement except as a result of the gross negligence, willful misfeasance, bad faith or fraud of Stone Coast or any of its employees, agents, directors or officers, as the case may be, and this indemnity shall expressly inure to the benefit of any employee, agent, director or officer existing or future and to the benefit of any successor of Stone Coast hereunder.   It is expressly agreed that any Indemnitee’s good faith use or reliance upon any security or portfolio asset valuation supplied by the Manager, or by any agent of the Manager or of a Client, shall not breach the above-stated standard of care, and that the above indemnification obligations shall apply in the event of any claim arising from such use or reliance.

It is further expressly agreed that the Client agrees to indemnify and hold harmless any Indemnitee against any liability, actions, proceedings, claims, demands, or costs or expenses whatsoever they or any of them may incur or be subject to in consequence or as a result of any lack of good faith, of any gross negligence or of any willful misfeasance of the Client.

It is further expressly agreed that the Manager agrees to indemnify and hold harmless any Indemnitee against any liability, actions, proceedings, claims, demands, costs or expenses whatsoever they or any of them may incur or be subject to in consequence or as a result of any lack of good faith, of any gross negligence or of any willful misfeasance of the Manager.

It is not the intention of this Agreement that Stone Coast or any of its affiliates shall be responsible for reporting to the Internal Revenue Service, or withholding taxes on, the U.S. source income of any Foreign Persons who may be Interestholders of any Client.  Should this Agreement assign to Stone Coast or its affiliates any authority or obligation with respect to any Client or Interestholder assets that results in Stone Coast being deemed or alleged to have failed to satisfy the obligations of a Withholding Agent, then said Client and the Manager shall jointly and severally indemnify Stone Coast and/or its affiliates against any liability, actions proceedings, claims, demands, costs or expenses whatsoever they or any of them may incur or be subject to in consequence to this Agreement or as a result such authority or obligations.

It is understood that Stone Coast will rely on the representations and warranties contained in Section 6(b) below.  The Client and the Manager shall indemnify Stone Coast and/or its affiliates against any liability, actions proceedings, claims, demands, costs or expenses whatsoever they or any of them may incur or be subject to in consequence to or as a result of any inaccurate representation.

(c)                                  Notification of Claims.  In order for the indemnification provisions contained in this Section to apply, upon the assertion of a claim for which a Client or the Manager (an “Indemnitor”) may be required to indemnify an Indemnitee, the Indemnitee must promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim.  The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim.

(d)                                 Reliance.  Notwithstanding anything else herein, an Indemnitee shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)                                     the advice of a Client or of counsel, who may be counsel to the Client or counsel to Stone Coast;

(ii)                                  any Instruction that it receives and that it reasonably believes in good faith was transmitted by an Authorized Person;

(iii)                               any Instruction or resolution of a Client’s Governing Body, and Stone Coast may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Stone Coast to have been validly executed; or

(iv)                              any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Stone Coast to be genuine and to have been signed or presented by any Authorized Person or, if in connection with an application by an Interestholder to purchase or redeem Interests, any Person;

and no Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Stone Coast reasonably believes in good faith to be genuine.

(e)                                  Advice of Counsel.  At any time Stone Coast may apply to any officer or Authorized Person of a Client or of the Manager for Instructions, and may consult with legal counsel to any Client, to the Manager, or to Stone Coast with respect to any matter arising in connection with the Services to be performed by Stone Coast under this Agreement.

(f)                                   Third Party Services.  Except to the extent otherwise provided in this Section 4, Stone Coast shall not be liable for the errors of Persons that provide services to a Client or the

Manager, or errors of any vendor of securities pricing or data, or for the failure by any such Person to provide information to Stone Coast when they have a duty to do so (irrespective of whether that duty is owed specifically to Stone Coast or a third party).

SECTION 5.  FEES AND EXPENSES

(a)                                 Fees.  For the Services provided by Stone Coast pursuant to this Agreement, the Client and/or the Manager agree to pay Stone Coast the fees set forth in Schedule 3 hereto with respect to such Client.  Fees listed in clause 1 of Schedule 3 will begin to accrue, for any Fund, for the month in respect of which Stone Coast first produces a net asset valuation.  Upon the termination of this Agreement, the terminating Client and/or the Manager shall pay to Stone Coast such compensation as shall be accrued prior to the effective date of termination, and Stone Coast shall reimburse any compensation that was prepaid with respect to periods after the effective date of termination.

(b)                                 Expenses.  In connection with the Services provided by Stone Coast pursuant to this Agreement, the Client agrees to reimburse Stone Coast for the expenses set forth in Schedule 3 hereto with respect to such Client.  Should a Client exercise its right to terminate this Agreement in whole or in part, the Client shall reimburse Stone Coast for all reasonable out-of-pocket expenses and time associated with the copying and moving of records and material to any successor service provider(s).  Should Stone Coast exercise its right to terminate this Agreement in whole or in part, it shall bear the expense associated with the copying and moving of records and material to any successor service provider(s).  No matter how this Agreement may terminate, it is understood that provision by Stone Coast of time to assist any successor service provider(s) is outside the scope of this Agreement, and will be reimbursable to Stone Coast at the Special Services rates set forth in any Schedule 3, hereto.

(c)                                  Payment.  Except as noted herein or in Schedule 3, all fees listed in Schedule 3, and all reimbursable expenses, are payable in arrears on a monthly basis.

(d)                                 Taxes.  Stone Coast shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with any Client or any Interestholder or any purchase of Interests, excluding taxes, if any, assessed against Stone Coast related to its income or assets.

SECTION 6.  REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

(a)                                 Representations and Warranties of Stone Coast.  Stone Coast represents and warrants to the Client that:

(i)                                     It is duly organized and existing in good standing under the laws of its jurisdiction;

(ii)                                  It is empowered to enter into this Agreement and perform its duties and obligations under this Agreement;

(iii)                               All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations under this Agreement;

(iv)                              It has the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(v)                                 This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Stone Coast, enforceable against Stone Coast in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)                                 Representations and Warranties of Client(s) and Manager.  The Client and the Manager individually represent and warrant to Stone Coast that:

(i)                                     It is duly organized and existing and in good standing under the laws of its jurisdiction;

(ii)                                  It is empowered to enter into this Agreement and perform its duties under this Agreement;

(iii)                               All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)                              It is in compliance with all applicable laws and regulations, and any currently ongoing regulatory investigation, enforcement action or litigation involving the Client and/or the Manager which might materially impact the Client, the Manager or Interestholders has been disclosed to Stone Coast;

(v)                                 This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(c)                                  Certain Covenants of the Client.  In addition and without prejudice to its other obligations under this Agreement and applicable law, the Client hereby covenants for the benefit of Stone Coast that:

(i)                                     Prior to the commencement of Stone Coast’s responsibilities under this Agreement, the Client shall deliver or cause to be delivered over to Stone Coast all books, records and other documents that, in Stone Coast’s opinion, are necessary for Stone Coast properly to provide the Services described in this Agreement (collectively referred to as the “Materials”);

(ii)                                  The Client shall, and shall cause each other service provider to the Client to, provide Stone Coast all such information that Stone Coast may reasonably request in connection with the timely performance by Stone Coast of its duties hereunder; and

(iii)                               With respect to the Client’s Offering Documents, (A) the Offering Documents and any periodic account statements delivered to Interestholders shall indicate, in a manner reasonably satisfactory to Stone Coast, that in calculating the Client’s net asset value or other financial information disclosed to Interestholders, Stone Coast may, for certain assets whose fair market value cannot readily be determined by common industry pricing sources used by Stone Coast, rely on securities or portfolio asset valuations supplied by the Manager or the adviser, administrator or any other agent with respect to a security in which a Client invests; and (B) the Client or the Manager shall deliver to Stone Coast in advance of publication thereof any Offering Documents in order to permit Stone Coast and its counsel (at Stone Coast’s cost) to review and comment upon, at Stone Coast’s cost and discretion, those portions thereof that describe Stone Coast and Stone Coast’s duties and obligations under this Agreement, including the indemnity provisions hereof and the provisions hereof that relate to Stone Coast’s obligations and responsibilities with respect to the valuation of Client assets, and shall not make any reference to Stone Coast and such duties, obligations and indemnities in any Offering Documents without Stone Coast’s consent, which consent shall not be unreasonably withheld or delayed.

(d)                                 Nonsolicitation of Employees.  During the Term of this Agreement and for a period of twelve (12) months thereafter, neither any Client or its Affiliates nor Stone Coast or its Affiliates shall, directly or indirectly, individually or in conjunction with or on behalf of any other person or entity, induce, persuade or solicit (or attempt to induce, persuade or solicit) any of the Employees (as defined below) of the other to leave or abandon their employment for any reason whatsoever, without the prior written consent of the employer of any such Employee; nor shall any Client or its Affiliates, or Stone Coast, engage any of the Employees of the other in any employment or consulting capacity outside of this Agreement while such person remains an Employee.  For purposes of this provision, the “Employees” of a Party to this Agreement shall mean both its direct employees as well as persons employed by any Affiliate of that Party.  Notwithstanding any other provision of this Agreement, any Affiliate of a Party to this Agreement shall be a third party beneficiary of this provision, and of any other provision of this Agreement as may be necessary to fully enforce its rights under this provision.

SECTION 7.  CONFIDENTIALITY; PROPRIETARY INFORMATION

(a)                                 Confidentiality.  During and after the term of this Agreement, Stone Coast agrees to treat all records and other information related to the Client (including but not limited to that described in Sections 7(b) and 7(c) below) (“Client Information”) as confidential and proprietary information of the Client and, on behalf of itself and its employees, to keep confidential all such Client Information, and not disclose any of the Client Information of a Client without the prior consent of the Client unless it shall in good faith determine that such disclosure is necessary under any applicable law or proceeding, except that Stone Coast may provide information to Stone Coast’s counsel and to Persons engaged by Stone Coast or a Client or the Manager to provide Services with respect to a Client.

(b)                                 Proprietary Information of Stone Coast.  The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Stone Coast and/or its affiliates and/or appointed agents on databases under the control and ownership of Stone Coast or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to Stone Coast or the third party.  The Client agrees to treat all Proprietary Information as proprietary to Stone Coast and further agrees that it shall not divulge any Proprietary Information to any Person or organization except as may be provided under this Agreement or required by applicable law or proceeding.

(c)                                  Proprietary Information of the Client and the Manager.  Without limitation of the obligations of Stone Coast under Section 7(a) above, Stone Coast acknowledges that any of the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of a Client (“Advisor Data”) constitute proprietary information of substantial value to the Client.  Stone Coast agrees to treat, and to require its employees, Affiliates and any subcontractors to treat, all Investment Methods and Advisor Data as proprietary to the Client and further agrees that it shall not nor shall it permit or suffer any of its employees or any subcontractors to divulge any Investment Methods or Advisor Data to any Person or organization except as may be directed in writing by the Client or as may be authorized or required under this Agreement.

(d)                                 Non-Confidential Information. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 7 the following information shall not be deemed Client Information:

(i)                                     information that was known to Stone Coast before receipt thereof from or on behalf of a Client or the Manager;

(ii)                                  information that is disclosed to Stone Coast by a third person who has a right to make such disclosure without any obligation of confidentiality to a Client or the Manager;

(iii)                               information that is or becomes generally known in the trade without violation of this Agreement by Stone Coast; or

(iv)                              information that is independently developed by Stone Coast, or those of its employees or affiliates to whom Client Information was not disclosed, and without reference to Client Information.

SECTION 8.  ACTIVITIES OF STONE COAST; ASSIGNMENT; SUBCONTRACTING

(a)           Other Activities.  Except to the extent necessary to perform Stone Coast’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Stone Coast’s right to engage in any other business, or to render services of any kind to any other Person.

(b)           Assignment and Subcontracting.  Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party without the written consent of all the other Parties, not to be unreasonably withheld or delayed.  Any assignment or subcontracting shall not relieve Stone Coast of its responsibilities hereunder.  Stone Coast may pay any subcontractor for their services, but no such payment will increase Stone Coast’s compensation from any Client.  All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto.

SECTION 9.  COOPERATION WITH INDEPENDENT AUDITORS AND REGULATORS

Stone Coast shall cooperate with the independent auditors of the Client and with regulatory authorities with jurisdiction over the Client, the Manager or Stone Coast, and shall take reasonable action to make all necessary information available to such independent auditors for the performance of the auditors’ duties or to such authorities, as applicable.

SECTION 10.  FORCE MAJEURE

Stone Coast shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication (including the Internet) or power supply.  In addition, to the extent Stone Coast’s obligations hereunder are to oversee or monitor the activities of third parties or are contingent upon the performance by a service provider to a Client of services required to be performed by such service provider, Stone Coast shall not be liable for any failure or delay in the performance of Stone Coast’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Stone Coast.

SECTION 11.  ADDITION OR TERMINATION OF CLIENTS

(a)           Addition of Clients.  In the event that Stone Coast is asked to provide Services with respect to one or more additional clients after the effectiveness of this Agreement, such clients shall become Clients under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement executed by the appropriate Client and Stone Coast, which joinder may be in letter agreement form and shall specify such Clients, the Services to be provided by Stone Coast with respect thereto, and the compensation due Stone Coast for providing such Services.

(b)           Termination of Clients.  In the event that after the effectiveness of this Agreement a Client terminates this Agreement with respect to the Client, such Client shall from the date of such winding up or termination no longer be deemed a Client under this Agreement, provided, however, that the Client in question shall remain obligated to make any payments for obligations incurred through the date of termination with respect to such Client pursuant to Section 5.

(c)           Amendment of Schedule 1.  In the event that a Client is added or terminated under this Agreement, Schedule 1 hereto shall be amended effective as of the effective date of such addition or termination, subject to agreement on revised fees relating to any additional Client not specified under this Agreement.

SECTION 12.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           Effectiveness.  This Agreement shall govern the Parties’ relations as of the Effective Date specified in the recitals above or, with respect to a Client that is added to this Agreement after the Effective Date hereof, pursuant to Section 11, the date of commencement of operations of such additional Client.  Upon execution of this Agreement, it shall supersede all previous agreements between the Parties hereto covering the subject matter hereof insofar as such agreement(s) may have been deemed to relate to any Client.

(b)           Duration and Termination.

(i)                                     This Agreement shall continue in effect indefinitely unless it is terminated pursuant to this Section 12(b).

(ii)                                  A Client or Stone Coast may terminate this Agreement, without the payment of any penalty, upon ninety (90) days’ written notice to the other Party.  (In the case of termination by Stone Coast, Stone Coast shall make reasonable attempts to deliver such notice to the Governing Body of the Client but it shall be sufficient if Stone Coast delivers notice to the office of the Client.)  Any such termination shall be effective as of the date specified in the notice on or after the ninety (90) day period.

(iii)                               Stone Coast may terminate this Agreement upon written notice with immediate effect and without the payment of a penalty, if:

(A)                               Stone Coast determines in good faith, that the Client, its Governing Body, or the Manager or its Governing Body, has or may have (1) committed any act of fraud or dishonesty in respect of the promotion or operation of the Client or its affairs, or (2) violated any law applicable to the Client or, with respect to the Manager, applicable to the Manager’s provision of investment advisory services;

(B)                               the Client becomes insolvent, is unable to pay its debts, or commits any act of bankruptcy; or

(C)                               the Client has failed to pay fees and expenses properly payable to Stone Coast under this Agreement after fifteen (15) days notice that Stone Coast will terminate the Agreement pursuant to this Section 12.

(iv)                              Upon the effective date of any termination of this Agreement, Stone Coast may withdraw the provision of all Services and appointments provided by Stone Coast under this Agreement, including, the provision of any Director, officer or resident representative and the provision of a registered office.  Stone Coast shall comply with any applicable law requiring Stone Coast to advise any relevant regulatory authority of its withdrawal of Services.  In the event that no new administrator is appointed or is willing to accept such appointment, then Stone Coast shall, and is hereby authorized and instructed to, act in accordance with such duly authorized instructions as may be imposed on it from time to time by the relevant regulatory authorities.

(v)                                 The Client may terminate this Agreement upon written notice to Stone Coast with immediate effect and without the payment of a penalty, if:

(A)                               such Party determines, in its sole discretion, that Stone Coast has or may have (1) committed any act of fraud or dishonesty in respect of its Services hereunder or its affairs, or (2) violated any law applicable to Stone Coast, the Client or, with respect to the Manager, applicable to the Manager’s provision of investment advisory services;

(B)                               Stone Coast becomes insolvent, is unable to pay its debts, or commits any act of bankruptcy.

(vi)                              Upon notice of termination of this Agreement by either such Party and subject to receipt of any payments due to Stone Coast from the applicable Client, (A) Schedule 1 shall be amended as contemplated in Section 11(c) and (B) Stone Coast shall promptly transfer to the successor service provider(s) the original or copies of all books and records maintained by Stone Coast under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall, subject to Section 5(b), cooperate with and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service provider(s)’ responsibilities.

(c)           Survival.  The provisions of Sections 3, 4, 5, 6(d), 7 and 9 and the Parties’ respective obligations thereunder shall survive any termination of this Agreement.

SECTION 13.  MISCELLANEOUS

(a)           Amendments.  No provisions of this Agreement or the Appendices or Schedules hereto may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties hereto; provided, however, that (i) a Client may amend Schedule 2 as permitted by Section 2(d) and, in such event, Schedule 2 and such amendment shall be effective in accordance with Section 2(d); and (ii) the Client and/or Stone Coast may, as a result of the addition or termination of a Client hereunder as contemplated by Section 11, amend Schedule 1 as permitted by Section 11(c) and, in such event, Schedule 1 and such amendment shall be effective in accordance with Section 11(c).

(b)           Choice of Law.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)           Counterparts.  This Agreement may be executed by the Parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)            Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices.  Notices, requests, instructions and communications shall be delivered as set forth below:

If to Stone Coast:

Stone Coast Fund Services LLC

Two Portland Square, 6th Floor

Portland, Maine 04101

Fax: (207) 699-2681

If to any Client or the Manager:

Five Oaks Investment Corp./Oak Circle Capital Partners LLC

641 Lexington Avenue, Suite 1432

New York, NY  10022

Fax: (212) 634-6301

Notices received by the Parties at such addresses, or at such other principal business addresses as they shall specify, shall be deemed to have been properly given.

(h)           Distinction of Clients.  Notwithstanding any other provision of this Agreement, the Parties agree that, at any time as more than one Client is party to this Agreement, the assets and liabilities of each Client are separate and distinct from the assets and liabilities of each other Client, and that no Client shall be liable or shall be charged for any debt, obligation or liability of any other Client, whether arising under this Agreement or otherwise.

(i)            Nonliability of Affiliates.  No Affiliate, employee, agent, director, officer or manager of Stone Coast shall be liable at law or in equity for Stone Coast’s obligations under this Agreement, and the Client and the Manager agree that, in asserting any rights or claims arising under this Agreement, they shall look only to the assets and property of Stone Coast in settlement of such rights or claims, and not to any Affiliate, employee, agent, director, officer or manager of Stone Coast.

(j)            Limitation of Client Liability.  The members of the Client’s Governing Body and the Interestholders of the Client shall not be liable for any obligations of the applicable Client under this Agreement, and Stone Coast agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Client or the Manager to which Stone Coast’s rights or claims relate in settlement of such rights or claims, and not to the members of any Client’s Governing Body and the Interestholders of any other Client.

(k)           No Derivative Actions.  No Interestholder or member of a Client’s Governing Body may bring any action under or in the name of the Client in connection with this Agreement except as is specifically required to be permitted under applicable law.

(l)            Interpleader.  In the event of a dispute relating to any Client funds held by Stone Coast from time to time under this Agreement, Stone Coast or its agents may, if permitted by applicable law, commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction.

(m)          Consequential Damages.  No Party to this Agreement shall be liable to the other Parties for consequential damages under any provision of this Agreement.

(n)           Third Party Beneficiaries.  There are no third party beneficiaries to this Agreement except as specified in Section 6(d).

(o)           No Discretionary Authority. Notwithstanding any other provisions of this Agreement to the contrary, Stone Coast shall not have any discretionary authority or control with respect to the management of the assets of any Client, nor any discretionary authority or responsibility in the administration of a Client, and shall not be required to accept or exercise any such discretionary authority, control or responsibility that would cause Stone Coast to be deemed a fiduciary or to undertake any action that could possibly characterize Stone Coast as a fiduciary, as defined in Section 3(21) of the United States Employee Retirement Income Security Act of 1974, of any plan whose assets are invested in a Client.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the date set forth above.

Five Oaks Investment Corp.

/s/ David Oston
Signature

David Oston, Chief Financial Officer
Printed Name and Title

Oak Circle Capital Partners LLC

/s/ David Oston
Signature

David Oston, Chief Financial Officer
Printed Name and Title

Stone Coast Fund Services LLC

/s/ Marc Keffer
Marc Keffer, Principal

MASTER SERVICES AGREEMENT

Schedule 1

Clients

as of the date hereof

FIVE OAKS INVESTMENT CORP.

Schedule 1 page 1

MASTER SERVICES AGREEMENT

Schedule 2

Authorized Persons

(as amended February 19, 2013)

1.             Authorized Persons of Five Oaks Investment Corp:

The following persons are hereby authorized by the above Client to give written and oral Instructions to Stone Coast with respect to that Client:

David Carroll David Oston Paul Chong Wilson Pringle

2.             Change in Authorized Persons

Any change in Authorized Persons shall be made only in accordance with Section 2(d) of the Master Services Agreement.

Schedule 2 page 1

MASTER SERVICES AGREEMENT

Schedule 3

Fees and Expenses

(i)                                    Fund Accounting, Investor Accounting and Fund Administration Services (the “Administration Fees”)

The Administration Fees shall be determined monthly as:

•                  0.833 basis points (10 bps annualized) on total net assets up to $100 million

•                  0.333 basis points (4 bps annualized) on total net assets in excess of $100 million

•                  The above basis point fees shall be subject to a minimum fee of $3,000 per month

•                  The above fees shall commence as of the Effective Date

•                  Please note that pass-through fees may apply for securities data obtained, for valuation or security master purposes, from FTID, Reuters, Markit Partners or other data vendors.  Any pass-through is at cost or a formula-driven approximation thereof.

Preparation of Financial Statements and Audit Support:

•                  $5,000 for each quarterly set of financial statements

(ii)           Out-Of-Pocket and Other Reimbursable Expenses

Each Client is responsible for payment of all of its routine expenses, including but not limited to (a) interest charges, taxes, brokerage fees and commissions; (b) funds transmission expenses; (c) auditing, legal and compliance expenses.  Each Client shall reimburse Stone Coast for expenses that may from time to time be borne by Stone Coast on the Client’s behalf, including but not limited to pricing and securities data services, significant (i.e., non-routine) photocopying or printing expenses, stationery, postage, and courier fees.

(iii)         Special Services

Fees for services of a non-recurring nature including, inter alia, fund reorganizations, creation of additional dealing days and/or Valuation Dates and the consequential calculation of net asset values, data file extracts and legal services will be charged on a time spent basis at the rates set forth below:

Senior Manager	$300 per hour
Account Manager	$200 per hour
Accountant	$125 per hour

Schedule 3 page 1

(iv)          Payment

All Fees are invoiced monthly and due 20 days after the invoice is mailed.  Fees for financial statements and audit support will be invoiced on a quarterly basis upon Stone Coast’s completion of each quarter’s statements.

Schedule 3 page 2